Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

SunAmerica Series, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Advisor,

Effective October 18, 2013, Timothy Pettee, Chief Investment Officer at SunAmerica Asset Management Corp. (“SunAmerica”), will be assuming the lead portfolio management responsibilities for SunAmerica’s rules-based portfolios, including the Focused Dividend Strategy Portfolio (the “Portfolio”). There will be no change to the stock selection process or strategies of these portfolios as a result of this change in portfolio managers. In particular, the Portfolio will continue to select up to thirty high dividend yielding common stocks based on the current selection criteria used by SunAmerica, as described in the Portfolio’s prospectus.

Tim Pettee is an experienced investment professional with over 30 years of experience, including 11 years as the Chief Investment Officer of SunAmerica. He has been instrumental in developing the investment process for each of the firm’s rules-based models. Joining Mr. Pettee on the management team as co-portfolio managers are Andrew Sheridan and Timothy Campion, who each bring over 10 years of experience to the team.

Included with this letter is the supplement to the Portfolio’s prospectus announcing the new team of portfolio managers. In addition, we have attached for your reference a letter that some of your clients may receive, which provides information about the new management team and the special meeting of shareholders of the Portfolio that was called by the Board of Directors of SunAmerica Series, Inc. in connection with the proposed advisory fee increase. As noted in the letter, the change in portfolio managers does not affect the proxy statement that shareholders received, and the reasons SunAmerica requested the change in fee rate and the factors considered by the Board in unanimously recommending that shareholders approve the proposal remain the same.

If you have any questions about the new investment team or the current shareholder proxy, please contact us at 800-232-1230. Thanks for your support and the opportunity to partner with you in helping your clients reach their financial goals.

Sincerely,

SunAmerica Asset Management Corp.

BROKER DEALER USE ONLY

SunAmerica Mutual Funds

Harborside Financial Center • 3200 Plaza 5 • Jersey City, NJ 07311

• Toll Free: 800.232.1230 • www.safunds.com

Funds distributed by SunAmerica Capital Services, Inc., member FINRA.